Exhibit 99.1

BRADLEY PHARMACEUTICALS ANNOUNCES
RECEIPT OF “GOING PRIVATE” PROPOSAL AT $21.50 PER SHARE
ESTABLISHMENT OF SPECIAL COMMITTEE

Fairfield, NJ. - May 29, 2007 - Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced that its Board of Directors has received a proposal today from a group of investors led by Daniel Glassman, founder, President and CEO of the Company and the holder of nearly all of the Company’s Class B common stock, to acquire all of the outstanding shares of Bradley common stock and Class B common stock for $21.50 per share in cash. According to the proposal letter, Mr. Glassman intends to reinvest a substantial portion of his equity ownership of the Company through this transaction. The proposal letter also states that Mr. Glassman has received indications of willingness from One Equity Partners LLC to provide the new cash equity and from Credit Suisse Securities (USA) LLC to underwrite the debt financing. A copy of the text of the proposal letter to the Bradley Board of Directors is set forth below in this release.

The Bradley Board of Directors has formed a special committee of independent directors to consider the Company’s strategic alternatives, including Mr. Glassman’s proposal. The committee is composed of the three directors that are elected by the holders of the Company’s common stock, Mr. Seth W. Hamot, interim non-executive Chairman of the Board, Mr. Douglas E. Linton, Chairman of the Nominating and Corporate Governance Committee, and Mr. William J. Murphy, Chairman of the Audit Committee. The special committee will retain independent financial advisors and legal counsel to assist it in its work. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

In response to the proposal, Mr. Hamot said, “The Board will review Mr. Glassman’s proposal thoroughly but I caution Bradley stockholders and others considering trading in its securities that we have only just received the proposal and that no decisions have been made by the Board of Directors with respect to the Company’s response to this “going private” proposal.”

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May 29, 2007

Bradley Pharmaceuticals, Inc.
Special Committee of the Board
383 Route 46 West
Fairfield, NJ 07004

Gentlemen:

Further to my prior discussions with the Board of Directors, I am pleased to propose to acquire by merger, for a cash purchase price of $21.50 per share, all of the outstanding shares of common stock and Class B common stock of Bradley Pharmaceuticals, Inc. (the “Company”).

I believe that this proposal offers compelling value and is in the best interest of the Company and all of its shareholders, as well as its management and employees. The offer price represents a substantial premium of approximately 16.6% over the Company’s closing share price as of May 25, 2007.

I would remain CEO immediately following the transaction, and expect the Company’s senior management team would continue to lead the Company into the future with me.

I currently expect that I will reinvest a substantial portion of my equity ownership of the Company through this transaction. I expect that the transaction would be financed through a combination of roll-over equity provided by myself and others and new cash equity and debt financing. With your approval, I have had further discussions with One Equity Partners LLC and they have indicated a willingness to provide the new cash equity. I have also continued discussions with Credit Suisse Securities (USA) LLC and they have indicated a willingness to underwrite the debt financing.

I am prepared to move very quickly to negotiate a transaction with the Special Committee and its advisers, and believe that my familiarity with the Company and its operations will allow us to finalize definitive documentation on an accelerated basis. I expect to provide shortly a proposed merger agreement that we would be willing to enter into. In anticipation of doing so, I would expect that One Equity and Credit Suisse would be given access to other members of management and additional due diligence materials. With the cooperation of the Company, I expect to be in a position to execute definitive documents within a few weeks.

No binding obligation on the part of the undersigned or the Company shall arise with respect to the proposal or any transaction unless and until a definitive merger agreement satisfactory to me and recommended by the Special Committee and approved by the Board of Directors is executed and delivered.

I look forward to discussing this proposal with you further in the near future.

Sincerely,

Daniel Glassman

About Bradley Pharmaceuticals, Inc.

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and international markets. Bradley’s success is based upon its core strengths in marketing and sales, which enable the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Safe Harbor for Forward-Looking Statements -

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. Actual results may differ materially from those projected. These risks and uncertainties include those described from time to time in Bradley’s SEC filings, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. Except as required by law, Bradley undertakes no obligation to publicly update any forward-looking statement in this press release, including any information related to the special committee and its work, whether as a result of new information, future events or otherwise.